PURCHASE AGREEMENT

Daily Income Fund (the “Fund”), a Massachusetts business trust, and Reich & Tang Distributors, Inc. (the “Distributor”), a Delaware corporation, hereby agree with each other as follows:

1.	The Fund hereby offers the Distributor and the Distributor hereby purchases one share of the Liquidity Class Shares of the RNT Natixis Liquid Prime Portfolio of the Fund at $1.00 per share (collectively, the “Shares”). The Fund hereby acknowledges receipt from the Distributor of funds in the total amount of $2.00 in full payment for the Shares.

2.	The Distributor represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 16 day of September, 2010.

DAILY INCOME FUND, on behalf of the RNT Natixis Liquid Prime Portfolio

By:	/s/ Michael Lydon
Name: Michael Lydon
Title: Trustee

REICH & TANG DISTRIBUTORS, INC.

By:	/s/ Richard De Sanctis
Name: Richard De Sanctis
Title: Executive Vice President, Chief Financial Officer and Chief Operating Officer